As filed with the Securities and Exchange Commission on June 11, 2008

Registration No. 333-149537

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ingersoll-Rand Company Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda	75-2993910
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 295-2838

(Address, including zip code, of registrant’s principal executive offices)

Trane Inc. 2002 Omnibus Incentive Plan

Trane Inc. Stock Incentive Plan

(Full Title of the Plans)

Patricia Nachtigal, Esq.

Senior Vice President and General Counsel

c/o Ingersoll-Rand Company

155 Chestnut Ridge Road

Montvale, New Jersey 07645

(201) 573-0123

(Name, address, including zip code, and telephone number, including area code, of agent for service)

This Post-Effective Amendment No. 1 covers the Registrant’s Class A common shares (including associated preferred stock purchase rights) originally registered on its Registration Statement on Form S-4 (File No. 333-149537), to which this is an amendment. The registration fees in respect of such common shares were paid at the time of the original filing of such Registration Statement on Form S-4.

This Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 464 thereunder.

INTRODUCTORY STATEMENT

Ingersoll-Rand Company Limited, a Bermuda company (“Ingersoll Rand,” the “Company” or the “Registrant”), hereby amends its Registration Statement on Form S-4, Registration No. 333-149537 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment No. 1”). Ingersoll Rand filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 15, 2007 (the “Merger Agreement”), by and among Ingersoll Rand, Indian Merger Sub, Inc. and Trane Inc. (“Trane”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger certain options to acquire shares of common stock, par value $0.01 per share, of Trane (“Trane Common Stock”) issued pursuant to the terms of the Trane Inc. 2002 Omnibus Incentive Plan and the Trane Inc. Stock Incentive Plan were converted into corresponding options to acquire Class A common shares, par value $1.00 per share, of Ingersoll Rand (“Ingersoll Rand Common Shares”) based on the special option exchange ratios set forth in the Merger Agreement.

Ingersoll Rand hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 relating to 7,907,176 Ingersoll Rand Common Shares issuable upon the exercise of options granted pursuant to the terms of the Trane Inc. 2002 Omnibus Incentive Plan and the Trane Inc. Stock Incentive Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment No. 1.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Post-Effective Amendment No. 1 will be sent or given to participant employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in this Post-Effective Amendment No. 1 pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)	Annual Report on Form 10-K for the year ended December 31, 2007;

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

(3)	Current Reports on Form 8-K filed January 11, 2008, February 20, 2008, May 29, 2008, June 5, 2008, June 10, 2008 and June 12, 2008; and

(4)	The description of the Registrant’s Class A common shares contained under the caption “Description of Authorized Shares of IR-Limited” set forth in Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-71642) filed with the Commission on October 30, 2001, including all amendments and reports filed for the purpose of updating such description.

All reports that the Registrant subsequently files pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment to this Post-Effective Amendment No. 1 which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment No. 1 and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment No. 1, a report furnished on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment No. 1.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 1.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Ingersoll Rand’s bye-laws require it, to the fullest extent permitted by Bermuda law, to indemnify any person who is, was or is threatened to be made a party to any proceeding because he or she was or is a director or officer of Ingersoll Rand, or because he or she is or was serving Ingersoll Rand or any other legal entity in any capacity at the request of Ingersoll Rand, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Ingersoll Rand may also indemnify any employee or agent of Ingersoll Rand to the fullest extent provided by Bermuda law.

The indemnification provisions also require Ingersoll Rand to pay reasonable expenses incurred by such person in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Ingersoll Rand if it is ultimately determined that such person was not entitled to indemnification.

Under the Companies Act 1981 of Bermuda, a company shall not indemnify any individual that is adjudged to be liable for fraud or dishonesty in the performance of his or her duties.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see Exhibit Index to this Post-Effective Amendment No. 1, which is incorporated in this item by reference.

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montvale, State of New Jersey, on June 11, 2008.

INGERSOLL-RAND COMPANY LIMITED

By:	/S/ PATRICIA NACHTIGAL
Name: Patricia Nachtigal Title: Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on June 11, 2008.

Name	Title

* Name: Herbert L. Henkel	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

/S/ STEVEN R. SHAWLEY Name: Steven R. Shawley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Name: Richard W. Randall	Vice President and Controller (Principal Accounting Officer)

* Name: Ann C. Berzin	Director

/S/ JARED L. COHON Name: Jared L. Cohon	Director

* Name: Gary D. Forsee	Director

* Name: Peter C. Godsoe	Director

/S/ EDWARD E. HAGENLOCKER Name: Edward E. Hagenlocker	Director

* Name: Constance J. Horner	Director

* Name: H. William Lichtenberger	Director

* Name: Theodore E. Martin	Director

Name	Title
/S/ PATRICIA NACHTIGAL Name: Patricia Nachtigal	Director

* Name: Orin R. Smith	Director

* Name: Richard J. Swift	Director

* Name: Tony L. White	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Trane Inc. 2002 Omnibus Incentive Plan*

4.2	Trane Inc. Stock Incentive Plan*

4.3	Certificate of Designation, Preferences and Rights of Series A Preference Shares of Ingersoll-Rand Company Limited, incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001

4.4	Rights Agreement between Ingersoll-Rand Company Limited and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 4.2 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001

4.5	Voting Agreement between Ingersoll-Rand Company Limited and Ingersoll-Rand Company, incorporated by reference to Exhibit 4.3 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001

5.1	Opinion of Conyers Dill and Pearman regarding legality of the shares being registered*

23.1	Consent of Conyers Dill and Pearman (included in Exhibit 5.1 hereto)

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Analysis, Research & Planning Corporation*

*	Filed herewith